Exhibit 99.1

Monarch Casino Completes Acquisition of Riviera Black Hawk

RENO, NV — April 26, 2012 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (“Monarch”), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, today announced that it has completed the acquisition of Riviera Black Hawk, Inc. (“Riviera Black Hawk”) pursuant to the definitive stock purchase agreement between Monarch, Riviera Operating Corporation (“ROC”) and ROC’s parent company, Riviera Holdings Corporation.

“We are very pleased to announce the completion of our acquisition.  It represents an important milestone for our company.  With the purchase of the Riviera Black Hawk, we have diversified our operations and positioned Monarch to take advantage of an excellent growth opportunity,” said John Farahi, Co-Chairman and Chief Executive Officer of Monarch.  “We welcome Riviera Black Hawk’s team of approximately 250 employees to the Monarch family.”

“The Riviera Black Hawk has been a great asset for Riviera Holdings Corporation for the past 12 years.  This sale will allow us to focus on renovating the historic Riviera Las Vegas and the transaction is a true win-win for everyone,” said Andy Choy, President and Chief Executive Officer of Riviera Holdings Corporation.

The Riviera Black Hawk Casino opened in 2000 and is located in Black Hawk, Colorado, approximately 40 miles west of Denver.  The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, 750 slot machines, 8 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces.  Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which can be utilized for future expansion.

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center;

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and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

Celebrating more than 55 years of non-stop entertainment, the newly renovated Riviera Hotel & Casino is one of the iconic gaming and hotel destinations in Las Vegas. Located on the north end of the Las Vegas Strip, the Riviera brings a rich tradition of quality, service and hospitality excellence. The Riviera features more than 2,000 rooms and suites as well as 160,000 square feet of meeting space. With more than 100,000 square feet of casino space, the Riviera offers convenient gaming options for locals and visitors alike. Table game features include 1000x odds on Craps, Single-0 Roulette and 3/2 Single Deck Blackjack, the only casino on the Las Vegas Strip where those odds are available. For more information on any of the property’s amenities, visit www.RivieraHotel.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) plans, objectives and expectations regarding Monarch’s acquisition, and (ii) integration of the acquired company’s business. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect Monarch is included in Monarch’s Securities and Exchange Commission filings, which are available on Monarch’s website at www.MonarchCasino.com.

Contacts:

Lee Hernandez, Director of Planning & Analysis at (775) 825-4700 or LHernandez@MonarchCasino.com

Ron Rowan, CFO of Monarch at (775) 825-4700 or RRowan@MonarchCasino.com

John Farahi, CEO of Monarch at (775) 825-4700 or JFarahi@MonarchCasino.com

Andy Choy, President & CEO of Riviera Holdings Corporation at (702) 734-5110

Larry King, CFO of Riviera Holdings Corporation at (702) 734-5110

For additional information visit Monarch’s website at MonarchCasino.com or Riviera’s website at RivieraHotel.com